Exhibit 8.1

2900 K Street NW
North Tower - Suite 200
Washington, DC 20007-5118
202.625.3500 tel
www.katten.com

September 20, 2019

Ford Credit Floorplan Corporation

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

World Headquarters, Suite 802

One American Road

Dearborn, Michigan 48126

Re:                             Ford Credit Floorplan Master Owner Trust A, Series 2019-3
Registration Statement on Form SF-3 File No.  333-227766

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”), and Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC” and, together with FCF Corp, the “Co-Registrants”), and Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust, as issuer (the “Trust”), in connection with the above-referenced Registration Statement (the “Registration Statement”), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Series 2019-3, Class A-1, Class A-2 and Class B (collectively, the “Notes”).  The Trust is governed by the Second Amended and Restated Trust Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Trust Agreement”), between the Co-Registrants, as depositors, and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”), and the Notes will be issued under and pursuant to the Second Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2019-3 Indenture Supplement, dated as of September 1, 2019 (the “Indenture Supplement”), entered into between the Trust and the Indenture Trustee.  The Indenture, the Indenture Supplement and the Trust Agreement are referred to in this opinion as the “Agreements”.

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        DALLAS       HOUSTON        LOS ANGELES
NEW YORK        ORANGE COUNTY        SAN FRANCISCO BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

Ford Credit Floorplan Corporation

Ford Credit Floorplan LLC

September 20, 2019

We have examined (a) the Agreements, (b) the prospectus, dated September 17, 2019 (the “Prospectus”), relating to the offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements and will be duly executed and delivered by the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party to the Agreements substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus.  As to various questions of fact material to our opinions, we have relied, to the extent we deemed appropriate, on representations, statements and certificates of officers and representatives of the Co-Registrants and others.

As special tax counsel to the Co-Registrants, we have advised the Co-Registrants regarding material federal income tax aspects of the proposed issuance of the Notes under the Agreements.  This advice has formed the basis for the description of federal income tax consequences for holders of the Notes under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus.  We confirm and adopt as our opinion those opinions stated under these headings (in each case subject to the limitations stated in the Prospectus.)

This opinion is based on the facts and circumstances in the Prospectus and in the other documents reviewed by us.  Our opinion as to the matters in this opinion could change for the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law after the date of this opinion.

This opinion is based on our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and on the facts and assumptions discussed in this opinion.  This opinion letter is limited to the matters stated in this opinion letter, and no opinions are intended to be implied or may be inferred beyond those expressly stated in this opinion letter.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

Ford Credit Floorplan Corporation

Ford Credit Floorplan LLC

September 20, 2019

We consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the Notes, and to references to this firm as special tax counsel to the Co-Registrants under the headings in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued under the Securities Act of 1933, as amended, for any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP